Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

RENAISSANCE LEARNING

Moderator: Mary Minch

July 16, 2009

4:00 pm CT

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.

Welcome to The Renaissance Learning Second Quarter Earning Conference Call.

At this time, everyone is in a listen-only mode.

Later, there’ll be an opportunity for you to ask questions, and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce your Chief Financial Officer, Mary Minch.

Go ahead, Ms. Minch.

Ms. Mary Minch:  Good afternoon.

I’m Mary Minch, Chief Financial Officer of Renaissance Learning, and I’d like to welcome everyone to our second quarter conference call.

With me today is Terry Paul, our Chief Executive Officer; and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor Provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions, which management believes are reasonable.  Any such forward-looking

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

statements involve risk and uncertainty that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our second quarter earnings release and in the Company’s Securities and Exchange Commission filings, including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the second quarter financial results, and then Steve will provide some brief comments about our operations.  Following our comments, we’ll be happy to take your questions.

Second quarter revenue of $28.5 million was up 1.5 percent from second quarter 2008 revenue of $28 million.  Net income was $4.1 million, or 14 cents per share, up nearly 24 percent compared to $3.3 million, or 11 cents per share, one year ago.  Orders declined 11 percent from the same period last year.

Steve will comment further on the order results and on our expectations regarding third quarter order rates in a moment.

Despite the order decline, revenue increased $400,000, primarily as a result of the smoothing effect of deferred revenue, since we recognized prior period subscription orders as revenue over the subscription period, usually 12 months.

Deferred revenue increased $2.7 million this quarter compared to a $6 million increase in the second quarter of 2008 when orders were stronger.  Service revenue of $7.3 million was up 1 point million--$1.1 million, or nearly 18 percent from the second quarter of 2008.  Nearly all categories of service revenue improved in the quarter, with the most significant increases, again, occurring in hosting and other remote services.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

Product revenue was down $700,000, or 3.1 percent, primarily due to decreases in orders this quarter, partially offset by recognition of deferred software subscriptions from orders received in prior periods.

Total gross profit margins for the quarter increased to 77.7 percent compared to 76.7 percent last year.  Product gross profit margins were 81.5 percent, similar to last year’s margins of 81.9 percent, but down from the trailing quarter margins of 85.5 percent, because hardware, which has lower margins than software, accounted for a larger portion of our product revenue in the second quarter than in the final--than in the first quarter due to much improved order rates for our laptops.

Laptop margins were slightly lower than a year ago due to the price decrease implemented in Q4 of last year.

Service gross profit margins increased to 66.3 percent compared to 58.3 percent in the prior year and 64.6 percent in the trailing quarter.  Service gross profit margins have improved over the prior year period every quarter for the last two years, and, in fact, reached a record high in this quarter.

The improvements were, once again, due to the growth in our more profitable technical service areas, especially hosting, and due to better leveraging of our fixed costs.

Operating expenses decreased by $1.1 million to $15.5 million in the quarter.  Product development expenses decreased $300,000 due to the restructuring implemented earlier in the year.

You may recall, we closed our office in India and reduced our product development staff in other offices to better align our employee base with our product development needs and growth areas.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

Selling and marketing expenses decreased about $500,000 due to lower commissions caused by reduced order rates and due to cost efficiencies in our advertising programs.

General and administrative expenses decreased about $300,000 as a result of some reductions in staffing and other non-payroll cost constraints implemented earlier in the year.

Although down from $3.7 million in the prior year, operating cash flow in Q2 was reasonably strong at $2.1 million considering the order decline and the very low accounts receivables balance entering the quarter.

In addition, the quality and aging of our accounts receivable remains strong, with days sales outstanding of just 27 days after adjusting for the impact of deferred revenue.

Now, I’ll turn it over to Steve to provide additional comments.

Steve?

Mr. Steve Schmidt:  Thank you, Mary.

We’re pleased to report growth in both sales and earnings for the second quarter, especially with the difficult economic environment that our school customers are faced with.

Sales were up modestly due to the strong order rates prior to the financial crisis hitting last fall, which are recognized as sales across the subscription period.  And our improving gross margins and cost reduction measures helped to drive the gain in profitability.

Regarding our cost reduction program, we are still on track to achieve our $5 million target for cost reductions, with over half that amount expected to affect 2009.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

Q2 benefited by about $750,000 from the specific steps taken to reduce costs.  However, as Mary mentioned, second quarter orders were down 11 percent compared to the same period one year ago, but showed a somewhat improved trend over the first quarter decline of 16 percent.  Of course, the primary reason for the decline is reduced school spending because of the effect the recession has had on state budgets.

The American Recovery and Reinvestment Act, or Federal Stimulus Program, has not been much of a stimulus up to this point, and the funds have been slow to be released.  Indeed, ARRA has created uncertainty, which, coupled with the uncertainty from declining state revenues, has likely caused schools to delay purchasing.  Of course, we do expect that the stimulus funds will eventually flow, which should help the order picture in the second half of 2009.

We have seen an uptick in both quote and order activity in the latter part of the second quarter.  It carried over right into the third quarter, but we are cautious about how much to read into this short-term activity, and it’s just too early to conclude how much of the order strength can be sustained through the rest of the year.

The impact of the timing of the stimulus and other state funds, how the districts intend to use that funding, and other issues, such as finalization of state budgets, was particularly evident to us in states like California, Arizona and Florida where the stimulus money may not be able to fill the huge gap created by the severe budget deficits.  In fact, the declines in Q2 orders in these three states make up about 80 percent of our order decline and clearly point to the fiscal stress and delays in purchasing and renewal decisions.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

The Center On Budget and Policy Priorities reports that at least 48 states are facing budget shortfalls for the upcoming fiscal year 2010 budget, totalling $166 billion, or roughly 24 percent, of state budgets. With such severe budget deficits, K-12 funding may very well be cut further in many states.

With respect to second quarter order rates by product, reading and math software orders were both weak as a result of the factors I just mentioned.  Laptop orders, however, increased 25 percent over the trailing quarter, but were down about 9 percent compared to the same quarter last year.

We’ve recently seen a much improved order picture for our laptops, particularly in NEO2, partly because technology seems to be one area that the stimulus funds are being spent on.  The stimulus funding and the new features that have recently been added to NEO2 caused us to be slightly more optimistic about NEO 2 laptop sales than in the recent past.

Just as a reminder NEO2 has been enhanced to include such features as short answer capability, text to speech functionality, wireless file transfer, Math Facts on the NEO2, and our latest feature, NEO Share, which allows for integration with interactive whiteboards.  We’re also integrating NEO2 with the MY Access program, offered by Vantage Learning, which seems to be generating good interest.

In spite of the uncertainties surrounding the overall order picture, we are experiencing positive trends in some of our other key metrics.  We added more than 1,000 schools to our Renaissance Place platform, bringing the total number of customers using RP to over 28,000.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

Renaissance Place also continues to have significant impact on the make-up of our revenue.  Subscriptions and related recurring services as a percent of total software revenue was 65 percent in the second quarter compared to 58 percent in the trailing quarter and 45 percent in the second quarter last year.

Our AR Enterprise school count continues to grow too.  We now have over 20,000 schools using AR Enterprise, an increase of more than 1,000 schools in the quarter.

Our hosting service continues to be popular, with over two thirds of our RP customers on the hosted platform, which we have renamed Renaissance Place Real-Time.  The Real-Time platform allows us to roll out more features faster for our customers' benefit, and indeed we’re adding RTI reports and several other new features later this month.

We continue to have positive news regarding our STAR products.  We mentioned last quarter that our STAR Reading and STAR Early Literacy reading assessment products received the highest ratings among reading screening tools reviewed by The National Center on response to intervention, which is funded by the US Department of Education.

In addition, these STAR assessment products, along with STAR Math, received the highest ratings by NCRTI as progress monitoring assessments.  Finally, Accelerated Math also received the highest ratings from The National Center on RTI as a progress monitoring tool.  In fact, Accelerated Math was the only product that organization evaluated that functions as a mastery measure, which NCRTI defines as a system of tracking students' successive mastery of a hierarchy of objectives.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

We’re pleased to report these high ratings, especially with the current focus on response to intervention, or RTI, in most states and school districts and with federal and state governments calling for comprehensive data systems to support data-driven decisions--decision-making in schools.

The Renaissance Learning lineup of assessment products, including Accelerated Reader and Accelerated Math, STAR Reading, STAR Math and STAR Early Literacy, and now Successful Reader, together are the most technologically sophisticated and least expensive assessment tools for reading and math on the market today, which puts us ahead of the curve and ideally positions us for the new world of the data-driven school.  We are the leader in providing advanced technology tools that help educators efficiently access and monitor student progress.

Successful Reader, our new reading intervention product that is centered on Accelerated Reader best practices, was released in May.  Successful Reader provides a substantial opportunity for us as the need for reading intervention solutions continues to be great and growing.  And our product fits perfectly in an RTI framework, which stresses timely and effective intervention methods.

Successful Reader offers educators substantial advantages over competitive products in terms of ease of implementation, focus on key skills, and affordability.  Customer response to Successful Reader has been encouraging, but orders are not expected to ramp up until next quarter due to the product just being released and the timing of school funding availability that we discussed earlier.

We are expecting Successful Reader to be a significant contributor to our growth in the new school year and beyond.  Whether it's to support the RTI framework or the

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

core components of a comprehensive data system for data-driven schools, we know that educators understand that our products help them make a dramatic difference in the classroom.

As we look ahead to the third quarter, our strongest subscription renewal period and beyond, we are cautiously optimistic that the release of funding and budget clarity will result in improved order rates and financial performance.

Now, Terry, Mary and I will be happy to answer any questions that you have.

Operator:  Thank you.

We’ll now be conducting a question and answer session.

If you would like to ask a question, please press star-one on your telephone keypad.

A confirmation tone will indicate your line is in the question queue.

You may press star-two if you would like to remove your question from the queue.

For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

One moment while we poll for questions.

Our first question comes from Mr. Jason Anderson with Stifel Nicolaus.

Please proceed with your question.

Mr. Jason Anderson:  Hi, everybody.

I’m in for Bob and Jerry today.

Just to start, to touch back on the stimulus and the, you know, budget shortfalls and all that, can you give us--I guess with--I know you can’t predict order rates right

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

now, but can you catch up in 3Q over--I know it’s your strongest, but, even with the slowness in 2Q can you catch up in 3Q?  And if not, could you do more in 4Q, even though it’s, you know, seasonally moving away from 4Q?

Mr. Steve Schmidt:  Jason, this is Steve.

I think you’re right.  It is very hard to predict.  We’re encouraged by the signs that we’ve seen late in Q2 and Q3 with the strengthening in orders.  How strong that will be, how sustainable, is hard to predict.  I do think it’ll likely be more than a Q3 phenomenon.  That it’s likely to carry over with some impact of the stimulus into Q4 and beyond.  But at this point, we’re not prepared to quantify how much it can be, but it can be significant.

Mr. Jason Anderson:  Okay.

Also, I mean, have you got any better feel on whether the funding--the recovery funds will be more used by the states and governments in the--more as a stopgap to save jobs?  Or--I mean, I know your quote activity’s up, but have you got any more clarity on whether that can convert better, or any other color there you could give us?

Mr. Steve Schmidt:  I think some of that’s clearly happening.  The budget gaps are so severe that, despite some of the guidelines and things that the governments are--that the government is encouraging.

In any case, I think stopgap is a good way to put it.  They’re using the money to do what they have to do to meet payroll and to meet ongoing needs.  So, again, it’s hard to say how much of that extra funding can carry over into incremental spending power for new programs and new technology.

Mr. Jason Anderson:  Okay.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

And to look into the orders a little bit more, you mentioned the reading and math orders were down.  Was--how would you compare that--put that in frame of reference to last quarter, was sequentially down, worse or in line?  Anything you could help us with there?

Mr. Steve Schmidt:  Well, interestingly enough, both reading and math orders were down this quarter, and it’s a little different than we've seen in the past with math being the weaker of the two.

I think that helps point to the fact that some of this is timing.  It isn’t a--any kind of a shift or anything.  It’s strictly related to the funding availability.  But, other than the strength that we saw late in the quarter, was that the first part of the quarter continued the pattern that we saw in the first quarter, and then, as I mentioned, strengthened toward the end of the quarter.

Mr. Jason Anderson:  Okay.

And I don’t know that you mentioned renewal rates.  How are those looking for reading and math?

Mr. Steve Schmidt:  I didn’t.  I always wait for you to ask the question.

It’s very similar.  We’re very pleased with renewal rates, given the budget situation.  Reading continues to be very, very strong with renewal rates in the mid 90 percent, so we’re real pleased there.

Math continues to lag a little bit, but, again, I think it’s a little early to tell.  The heaviest renewal season is in the third quarter, and again, some of that can be timing.

Once thing we noticed in the second quarter is that, unlike last year, when schools were using up extra money and renewing subscriptions early, subscriptions that might not

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

be due until September, we saw less of that this year, which again suggests waiting for the funds and more likely to place that renewal order in the third quarter.

Mr. Jason Anderson:  Okay.  Thank you for that.

For--to move--looking at the operating expenses, they look like they were down a bit more maybe than expected, maybe not.  But, we thought they were a bit down more than expected.

Is this a good run rate we can use, what we saw here on a dollar--absolute dollar basis?

Ms. Mary Minch:  Jason, first maybe just to concentrate on the results of this quarter, I think we were down perhaps more than you expected in selling and marketing.  And as noted, that very much fluctuates, particularly selling, with our order rate.  So, the order rate rather than long-term decreases in that line item sort of brought that down.

As we think about rates going forward, now, I think taking last year’s third quarter and factoring in some of the cost savings we mentioned, would certainly be reasonable.  However, I’d suggest we probably need to temper that.

Again, third quarter being our higher order period, we would certainly expect that selling expense would go up, particularly with some of the delays that we saw or think we saw in Q2.  That would push more of the expenses to Q3.

And then, marketing expenses, as well.  With the stimulus money and the timing we are targeting Q3 perhaps a bit more than normal in addition to some of the new products like Successful Reader.  So, there may be higher expenses in those line items than we have seen in the recent past.

Mr. Jason Anderson:  Great.  Thank you.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

One more, and I’ll turn it over.

But, going back to the order rates and talking about the strength at the end of the quarter, did any of that include pick-up in the three states that you mentioned, California, Florida, Arizona?

Mr. Steve Schmidt:  I can’t say for certain, other than that I could comment on a number of renewals that we did get in from California, which is encouraging.  That’s one of the hardest hit states, as we know, in terms of the economic difficulties and our receiving those large renewal orders toward the end of the quarter was encouraging for us.

Beyond that, I guess I don’t have the detail on the three states as far as, you know, how the orders ramped up during the quarter.

Mr. Jason Anderson:  Okay.  Great.

Thanks for your time.

Mr. Steve Schmidt:  Thank you.

Operator:  Thank you.

Ladies and gentlemen, as a reminder, if you’d like to ask a question, please press star-one on your telephone keypad.

One moment while we poll for questions.

Mr. Schmidt, there are no further questions at this time.

I’d like to turn the floor back over to you for closing comments.

Mr. Steve Schmidt:  And thank you.

The severe economic recession creates many challenges and pressures for our customers, but we are confident that they realize the value of our products and services.

RENAISSANCE LEARNING

Moderator: Mary Minch

07-16-09/4:00 pm CT

We’re financially strong and have the best products that can achieve dramatic results in the classroom.

Challenging environments, like we’re in today, can provide opportunity for the best and the strongest.  And we are confident that we are well positioned to not only weather the current economic storm, but also achieve significant growth in the longer term.

Thank you for joining us today.  We’ll talk to you again in October.

Operator:  This concludes today’s teleconference.

You may disconnect your lines at this time.

Thank you for your participation.